Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Shares of the Issuer and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. It is understood and agreed that each of the persons named below is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but such person is not responsible for the completeness or accuracy of information concerning the other person(s) unless such person knows or has reason to believe that such information is inaccurate.

Date: February 16, 2024

YALETOWN BROS. VENTURES LTD

By:	/s/ Matthew Friesen
By:	Matthew Friesen,
Its General Partner

By:	/s/ Bradley Friesen
By:	Bradley Friesen,
Its General Partner

MATTHEW FRIESEN

By:	/s/ Matthew Friesen
Name:	Matthew Friesen

BRADLEY FRIESEN

By:	/s/ Bradley Friesen
Name:	Bradley Friesen